CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions  “Financial Highlights” in the Prospectus for Brandes Institutional International Equity Fund and “Financial Statements” and “Other Service Providers” in the Statements of Additional Information for Brandes Institutional International Equity Fund and Brandes Institutional Global Equity Fund, each a series of Brandes Investment Trust, in this Post-Effective Amendment to the Registration Statement of Brandes Investment Trust, and to the incorporation by reference of our report dated November 16, 2007, relating to the financial statements and financial highlights for the Brandes Institutional International Equity Fund, included in the September 30, 2007 Annual Reports to Shareholders of Brandes Investment Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 29, 2008